Exhibit 10.4

FUELS DISTRIBUTION SERVICES AGREEMENT

BY AND BETWEEN

MARATHON PETROLEUM COMPANY LP

AND

MPLX FUELS DISTRIBUTION LLC

September 26, 2017

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

		Page
ARTICLE 1	DEFINITIONS	1

ARTICLE 2	TERM	2

ARTICLE 3	EXCLUSIVE PROVIDER OF FD SERVICES; STANDARD OF CARE	2

ARTICLE 4	FUELS DISTRIBUTION SERVICES	4

ARTICLE 5	VOLUME	5

ARTICLE 6	COMPENSATION AND PAYMENT	7

ARTICLE 7	TITLE	8

ARTICLE 8	INDEMNITY	9

ARTICLE 9	FORCE MAJEURE	9

ARTICLE 10	TERMINATION; NON-EXCLUSIVE REMEDIES	10

ARTICLE 11	MISCELLANEOUS	10

Schedules
Schedule 1.1	Definitions
Schedule 1.1(A)	Products
Schedule 3.2	Marks
Schedule 5.1	Volumes
Schedule 6.1(a)	Tiered Fees
Schedule 11.2	Dispute Resolution Procedures

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

FUELS DISTRIBUTION SERVICES AGREEMENT

This Fuels Distribution Services Agreement (this “Agreement”) is entered into as of September 26, 2017 by and between Marathon Petroleum Company LP, a Delaware limited partnership with an address of 539 South Main Street, Findlay, Ohio 45840 (“MPC”), and MPLX Fuels Distribution LLC, a Delaware limited liability company with an address of 539 South Main Street, Findlay, Ohio 45840 (“MPLXFD”).  Each of MPC and MPLXFD will be referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, MPLX Terminals LLC, an Affiliate of MPLXFD, directly or indirectly, owns and operates certain refined product terminals (the “Company Operated Terminals”) and holds partial ownership interests in refined product terminals that it utilizes but does not operate (the “Company Non-Operated Terminals”);

WHEREAS, MPC has entered into various throughput or tank storage lease agreements with third party refined product terminals of which MPC is not the operator (the “Third Party Terminals”) to transport and store refined products that are either owned by MPC or are subject to an exchange agreement;

WHEREAS, Hardin Street Marine LLC, the wholly-owned subsidiaries of MPLX Refining Logistics LLC and the wholly-owned subsidiaries of MPLX Pipe Line Holdings LLC, each an Affiliate of MPLXFD, directly or indirectly own and operate certain logistics assets used to transport and store refined products; and

WHEREAS, MPC and MPLXFD desire to enter into this Agreement to memorialize the terms and conditions of the Parties’ commercial relationship with respect to the delivery by MPLXFD of certain services relating to the integral scheduling and marketing of certain petroleum products and intermediates through the use of the Terminals, pipelines, marine vessels, rail or other related logistics assets, with respect to which MPC has associated contracts with MPLX Terminals LLC, Hardin Street Marine LLC, the wholly-owned subsidiaries of MPLX Refining Logistics LLC, the wholly-owned subsidiaries of MPLX Pipe Line Holdings LLC and other third parties to allow MPC to fully execute its refining operations and marketing business.

NOW, THEREFORE, in consideration of the mutual promises of the Parties and the covenants and conditions hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1Definitions. Capitalized terms used herein will have the definitions set forth on Schedule 1.1.
1.2Interpretation. In this Agreement, unless the context clearly indicates otherwise: (a) words used in the singular include the plural, and words used in the plural include the singular; references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (b) any reference to any gender

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

includes the other gender; (c) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (d) any reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (e) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (f) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time; (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”; (h) any references to FD Services to be provided by MPLXFD to, or directed by, MPC hereunder will be deemed to mean FD Services provided to, or as applicable directed by, “MPC and its designated Affiliates”; (i) any references hereunder to MPC’s Products or the Products owned by MPC will be deemed to mean the Products owned by “MPC or its designated Affiliates”; and (j) the language of this Agreement will be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against either Party.
ARTICLE 2
TERM
2. 1Term. This Agreement will commence on September 26, 2017 and end on the date that is 10 years after the Effective Time (the “Term”), unless terminated early in accordance with this Agreement.
ARTICLE 3
EXCLUSIVE PROVIDER OF FD SECURITIES; STANDARD OF CARE
3.1Appointment. MPC hereby appoints MPLXFD as its sole and exclusive agent for the provision of FD Services as of and following the Effective Time for the duration of the Term and on volumes of Sales up to the Maximum Annual Volume, and MPLXFD hereby accepts MPC’s appointment, subject in each case to the terms and conditions of this Agreement. MPLXFD will not enter into any agreement with any Person other than MPC to provide services that are the same as, substantially similar or analogous to the FD Services, without MPC’s prior written consent. MPLXFD has the right, during the Term, to present itself as the authorized and exclusive agent of MPC to perform the FD Services, including with respect to Products purchased or Sold on MPC’s behalf, subject only to the limits and obligations in this Agreement and the standards and procedures set forth and specified by MPC from time to time.
3.2License. As of and following the Effective Time and subject to the terms and conditions of this Agreement, MPC hereby grants a limited, non-exclusive, revocable, royalty-free, non-transferable, non-assignable, and without right to sublicense, license to MPLXFD to use the names and to use the trademarks set forth on Schedule 3.2 (the “Marks”), solely in connection with its performance of the FD Services during the Term, including signing the name of MPC or its Affiliate, as applicable, to any written instrument which it is authorized to execute pursuant to the terms of this Agreement and holding itself out during the Term as the exclusive agent for the

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

provision of FD Services. MPLXFD agrees that all contracts which it may enter into in the conduct of FD Services will be in MPC’s or its applicable Affiliate’s name, and not in the name of MPLXFD. MPC does not authorize MPLXFD to use any of the Marks in any capacity other than as provided herein.
3.3.Confidentiality; Proprietary Rights. MPLXFD will not, except as otherwise expressly authorized in writing by MPC, use or disclose to any Person, including MPLXFD’s contractors, agents, representatives, customers, or competitors, any Proprietary Information except to the extent disclosure of Proprietary Information is necessary for fulfillment of MPLXFD’s obligations relating to this Agreement. MPLXFD will advise each such recipient Person of MPLXFD’s confidentiality obligations with respect to such Proprietary Information, and will take all precautions necessary to prevent any unauthorized disclosure or use of any Proprietary Information. MPLXFD expressly acknowledges that (a) all Proprietary Information, including MPC’s intellectual property and Marks, is and will remain the exclusive property of MPC and that MPLXFD has and will have no right, title or interest in such Proprietary Information, including any improvements related thereto whether or not protected or protectable by Law, (b) the Proprietary Information is commercially and competitively valuable to MPC, is not generally known to competitors of MPC or other Persons, and is vital to the success of MPC’s business at all locations at which it does business; (c) the unauthorized use or disclosure of such Proprietary Information would cause irreparable harm to MPC; (d) this Agreement is a means to protect MPC’s legitimate interest in its Proprietary Information; (e) that the restrictions on MPLXFD set forth in this agreement are reasonably necessary in order to protect MPC's legitimate interest in its Proprietary Information; and (f) neither this Agreement nor the performance of the FD Services confers upon MPLXFD any right, title or interest in any Proprietary Information, including intellectual property, subject of this Agreement or the FD Services, except in each case to the extent expressly provided in Section 3.2, during or after the Term. MPLXFD represents that it has not sought or obtained, and agrees not to seek or obtain any patent or registration embodying MPC’s intellectual property, and further agrees to discontinue all use of MPC’s intellectual property, including the Marks, from and after the termination of this Agreement. Upon termination of this Agreement for any reason, MPLXFD will, at its expense, promptly, at MPC’s option, return or destroy all tangible representations or embodiments of MPC’s intellectual property, including the Marks, to MPC. MPLXFD agrees to notify MPC immediately of any infringement of MPC’s intellectual property, including the Marks, which come to the attention of MPLXFD during the Term. MPLXFD agrees that any improvement to MPC’s Proprietary Information (including its intellectual property), including the value thereof, that results from the efforts of MPLXFD will be the sole and exclusive property of MPC and will be effected to MPC’s sole benefit. MPLXFD shall disclose to MPC any and all improvements made by or for MPLXFD to MPC’s Proprietary Information during the Term of this Agreement, and MPLXFD does hereby grant and assign and is deemed to have granted and assigned to MPC all right, title, interest and ownership of such improvements. At MPC’s request, MPLXFD agrees to assist MPC in perfecting and protecting MPC’s rights in such improvements, including, but not limited to obtaining patent rights therein and requiring MPLXFD’s contractors, agents, representatives, customers, or competitors to sign additional obligations of confidentiality. The provisions of this Section 3.3, with respect to any MPC trade secrets, shall survive any expiration or termination of this Agreement for so long as such Proprietary Information remains a trade secret under applicable Law.

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

3.4.Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, MPLXFD understands that: (a) it will not be held criminally or civilly liable under any United States federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purposes of reporting or investigating a suspected violation of Law; (b) it will not be held criminally or civilly liable under any United States federal or state trade secret law for any disclosure of a trade secret that is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (c) if it files a lawsuit for retaliation by MPC for reporting a suspected violation of Law, MPLXFD may disclose MPC’s trade secrets to its attorney and only use such trade secrets in the court proceeding if (i) it files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to a court order.

3.5.Standard of Care. All FD Services will be performed by MPLXFD in a good and workmanlike manner consistent with good industry practice and in compliance with all Laws. Any contract or agreement entered into by MPLXFD for MPC pursuant to and as authorized by this Agreement will be on customary, arm’s length and industry standard terms and conditions, and subject to any written limitations on authority with respect to terms as may be conveyed to MPLXFD from time to time by MPC. In providing the FD Services, MPLXFD will act in good faith and on MPC’s behalf and for the sole benefit of MPC, and not perform any act which would or reasonably might reflect adversely upon the FD Services, the Products or the business, integrity or goodwill of MPC. Without limiting the foregoing, MPLXFD will have no authority to take part in any dispute or institute or defend any proceedings or settle or attempt to settle or make any admission concerning any dispute, proceedings or other claim relating to the Products or any contract concerning the Products or the FD Services, in each case on behalf of or in the name of MPC, and will have no authority to bind MPC in respect of the foregoing.
ARTICLE 4
FUELS DISTRIBUTION SERVICES
4.1Fuels Distribution Services Generally. As of and following the Effective Time, MPLXFD will perform or cause to be performed fuels distribution services for MPC set forth in this Article 4, including certain scheduling services and marketing services, in each case, pursuant to the applicable terms and conditions of this Agreement (the “FD Services”). Except as otherwise expressly set forth herein to the contrary, MPLXFD will provide or cause to be provided the labor and supervision necessary to perform all FD Services, and MPLXFD will provide or cause to be provided the systems, equipment, vehicles and supplies necessary to perform the FD Services.
4.2Scheduling Services. FD Services performed by MPLXFD include certain scheduling services associated with Products that are produced at MPC’s refineries, acquired through purchases or exchanged with third parties and distributed through the Sale Points to MPC’s customers. Without limiting the generality of the foregoing, FD Services will include the scheduling services more specifically described in this Section 4.2.

(a)Supply and Demand Balancing. MPLXFD, in consultation and on-going coordination with MPC, will develop and execute plans that balance the supply of Products,

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

whether from MPC refinery production, purchased supply or exchange agreement supply, with demand for Products at the Sale Points.

(b)Bulk Purchase and Sale of Products. MPLXFD will coordinate, negotiate and execute bulk purchases and Sales of MPC’s Products as MPLXFD deems necessary to effect the supply and demand balancing obligations described in Section 4.2(a).
(c)Third Party Exchange, Terminalling and Tank Storage Coordination. MPLXFD will negotiate, execute, implement and manage exchange, terminalling and tank storage arrangements with third parties on behalf of MPC and will monitor and manage financial or inventory adjustments that may be provided for in an exchange, terminalling or tank storage agreement.
(d)Coordination of Products Movements. MPLXFD will coordinate and schedule the movement of Products to and from MPC’s refineries and to the Sale Points via the modes of transportation it deems most appropriate for MPC, including pipelines, marine vessels, railcars and transport trucks. MPLXFD will continuously monitor MPC refinery production and Sales volumes and adjust future resupply accordingly.
(e)Products Inventory Management. MPLXFD will plan, coordinate and manage MPC Products inventories.

4.3Marketing Services. FD Services performed by MPLXFD include certain services associated with the marketing of MPC’s Products; provided that the execution of pricing is expressly excluded from the marketing services segment of the FD Services. Without limiting the generality of the foregoing, FD Services will include the marketing services more specifically described in this Section 4.3.
(a)Identification, Evaluation, Set-up and Servicing of Customers. MPLXFD will provide all services necessary to identify, evaluate and set-up potential customers, and thereafter provide service to customers, in each case, with respect to the Sales of MPC’s Products.
(b)Sale of Products. MPLXFD will coordinate, negotiate and manage Sales of MPC’s Products to MPC’s customers, including marketing to MPC’s customers, managing Sales agreements between MPC and its customers and determining the Sale Points.
(c)Marketing Analytics and Forecasting. MPLXFD will provide product demand analysis by type and geographical region to optimize Sales strategy, conduct market studies, forecast Sales, measure Sales performance, analyze optimal Sales balance by region and provide other marketing-related analysis.
(d)Branded Products Marketing Services. With respect to MPC’s business of Selling branded Products to customers, MPLXFD will provide additional marketing services, including (i) managing the brand image requirements; (ii) making MPC’s recommended changes to the brand image requirements; (iii) maintaining brand customer relationships; and (iv) managing certain brand marketing programs.

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 5
VOLUME
5.1Minimum Quarterly Volume and Maximum Annual Volume. As of and following the Effective Time, MPLXFD will use commercially reasonable efforts to Sell an aggregate volume of Products, during each Calendar Quarter, which (a) at a minimum, will be not less than the aggregate volume of Products identified by Calendar Quarter in Schedule 5.1 (each a “Minimum Quarterly Volume”) and (b) at a maximum, will not exceed the maximum annual aggregate volume of Products identified in Schedule 5.1 (the “Maximum Annual Volume”). The Parties will meet in advance of each calendar year and, if mutually desired, from time-to-time throughout the year, to agree to prospective adjustments to the Minimum Quarterly Volumes in anticipation of seasonality, forecast changes and MPC’s planned refinery operations; provided that, the sum of Minimum Quarterly Volumes in each calendar year will always equal the Annual Volume Commitment. MPC will update Schedule 5.1 with any agreed upon prospective adjustments to the Minimum Quarterly Volumes made pursuant to this Section 5.1 without formal amendment.
5.2Partial Period Proration. If this Agreement commences on any day other than the first day of a Calendar Quarter or is terminated on any day other than the last day of a Calendar Quarter, then any calculation determined with respect to a Calendar Quarter will be prorated by a fraction, the numerator of which is the number of calendar days elapsed in the Calendar Quarter beginning on the date of such commencement or ending on the date of such termination, as applicable, and the denominator of which is the number of calendar days in the Calendar Quarter. If this Agreement commences on any day other than January 1 or is terminated on any day other than December 31, then any calculation determined with respect to a full year will be prorated by a fraction, the numerator of which is the number of calendar days elapsed in the year beginning on the date of such commencement or ending on the date of such termination, as applicable, and the denominator of which is the number of calendar days in such year.
5.3Special Provisions Relating to Volumes.
(a)Force Majeure Events. At the conclusion of a Force Majeure Event, the applicable Minimum Quarterly Volume with respect to each Calendar Quarter in which the suspension due to the Force Majeure Event remained in effect will be ratably reduced to reflect such suspension.
(b)Adjustments for Idling or Divestiture of Refineries. In the event MPC or its Affiliates idle or divest (regardless of form) one or more refineries, either Party, upon providing notice to the other Party of its reasonable good faith belief that such idling or divestiture will prevent MPLXFD from Selling at least the Minimum Quarterly Volume of Products during the Calendar Quarters subsequent to such idling or divestiture, may require the respective senior representatives of the Parties to meet and negotiate in good faith a prospective adjustment of the Annual Volume Commitment or other adjustments to this Agreement that the Parties agree are fair and equitable under the circumstances. For the avoidance of doubt, any adjustment of the Annual Volume Commitment made pursuant to this Section 5.3(b) will be applied only prospectively from the date the Parties agree to such adjustment, unless otherwise agreed to by the Parties that such

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

adjustment will be effective retroactively to the date of the idling or closing date of the disposition transaction. MPC will update Schedule 5.1 with any agreed upon prospective adjustments to the Annual Volume Commitment made pursuant to this Section 5.3(b) without formal amendment.
(c)Adjustments for Capital Improvements or Acquisitions. In connection with either (i) capital improvements completed by MPC or its Affiliates at one or more of its refineries or other facilities; or (ii) an acquisition (regardless of form) by MPC or its Affiliates of one or more refineries or other facilities, businesses or assets, MPLXFD, as MPC’s sole and exclusive agent for the provision of FD Services, will be entitled to provide FD Services and collect increased Monthly Volumetric Fees, if any, associated with increased Sales of Products produced at the improved or acquired refineries, facilities, businesses or assets up to, but not exceeding, the Maximum Annual Volume. Unless otherwise agreed to in writing by the Parties, MPLXFD will not be entitled to any increase of the Annual Volume Commitment as a result of such capital improvements or acquisition. In the event MPC or its Affiliates completes any such capital improvements or acquisitions, either Party, upon providing notice to the other Party of its reasonable good faith belief that such capital improvements or acquisitions will result in Sales in excess of the Maximum Annual Volume, may require the respective senior representatives of the Parties to meet and negotiate in good faith a prospective adjustment of the Maximum Annual Volume. For the avoidance of doubt, any adjustment of the Maximum Annual Volume made pursuant to this Section 5.3(c) will be applied only prospectively from the date the Parties agree to such adjustment, unless otherwise agreed to by the Parties that such adjustment will be effective retroactively to the in service date of the improvements or closing date of the acquisition transaction. MPC will update Schedule 5.1 with any agreed upon prospective adjustments to the Maximum Annual Volume made pursuant to this Section 5.3(c) without formal amendment.
ARTICLE 6

COMPENSATION AND PAYMENT

6.1Fees. As of and following the Effective Time, in consideration of the FD Services performed by MPLXFD hereunder, MPC will pay MPLXFD the following fees (collectively, the “Fees”):
(a)Monthly Volumetric Fee. Each Month, the applicable fee set forth on Schedule 6.1(a) (the “Tiered Fee”) will be multiplied by the volume of Sales in Gallons of MPC’s Products hereunder during such Month (the sum of the products of which will be the “Monthly Volumetric Fee”); provided that MPLXFD will not invoice, and MPC will have no obligation to pay, any Monthly Volumetric Fee for Sales in excess of the Maximum Annual Volume, unless otherwise agreed to in writing by the Parties.

(b)Deficiency.

(i)Quarterly Deficiency. If after using commercially reasonable efforts, MPLXFD fails to Sell at least the Minimum Quarterly Volume of Products during any Calendar Quarter, then MPC will pay MPLXFD a deficiency payment (each, a “Deficiency Payment”) equal to the volume in Gallons by which the Minimum Quarterly Volume exceeds the actual Sales for such Calendar Quarter multiplied by the applicable Tiered Fee.

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(ii)Deficiency Bank. For that portion of each Sale which exceeds the applicable Minimum Quarterly Volume in a Calendar Quarter (each, an “Excess Sale”), MPLXFD will issue MPC a credit equal to the Monthly Volumetric Fee associated with each Excess Sale (each, a “Quarterly Deficiency Credit”). MPLXFD will maintain a bank of Quarterly Deficiency Credits and apply each Quarterly Deficiency Credit on a first-in-first-out basis as a credit against any future Deficiency Payment which would otherwise be owed to MPLXFD; provided that Quarterly Deficiency Credits will expire on the earlier of (A) termination of this Agreement, or (B) the end of the fourth consecutive Calendar Quarter following the Calendar Quarter of the Excess Sale. MPLXFD will not remit cash for Quarterly Deficiency Credits regardless of whether the Quarterly Deficiency Credits are unused. Notwithstanding anything to the contrary herein, MPC will not be entitled to any Quarterly Deficiency Credits for Excess Sales exceeding the Maximum Annual Volume, unless MPC has agreed to pay MPLXFD a Monthly Volumetric Fee for such Excess Sales. This Section 6.1(b)(ii) will survive the termination of this Agreement.
(iii)Exclusive Remedy. Section 6.1(b) sets forth MPLXFD’s sole and exclusive remedy for MPC’s failure to meet the Minimum Quarterly Volume during any Calendar Quarter.
6.2Taxes. The Fees are exclusive of any and all sales taxes, consumer excise taxes, or any other taxes of any Governmental Authority and other charges which may be levied, assessed or due upon the FD Services, except for taxes based on or measured by MPLXFD’s income, gross receipts or net worth (collectively, “Taxes”). MPC will render payment of Taxes due and payable directly to the taxing Governmental Authority, unless such Taxes are collected and remitted to the taxing Governmental Authority by MPLXFD, in which case, such Taxes will be separately charged to MPC, and identified as Taxes on the Monthly invoice. MPC will provide any applicable tax exemption certificates to MPLXFD for purposes of the collection and remittance of Taxes under this Agreement. Notwithstanding anything to the contrary herein, each Party is responsible for all Taxes in respect of its own real and personal property.
6.3Invoices; Payment. As of and following the Effective Time, MPLXFD will furnish MPC a Monthly invoice setting forth the Monthly Volumetric Fee, any Deficiency Payments, any Quarterly Deficiency Credits banked or applied pursuant to Section 6.1(b)(ii) and each of the Taxes payable, in each case, with respect to FD Services performed hereunder during the preceding Month. MPC will pay such invoice within 10 days of the date of receipt thereof.
6.4Audit. MPLXFD will retain its books and records related to the FD Services, including books and records related to the charges to MPC for FD Services provided hereunder, for a period of at least 2 years from the date the FD Services are invoiced to MPC. MPC may audit such books and records at MPLXFD’s offices where such books and records are stored upon reasonable prior written notice. Any such audit will be at MPC’s sole expense and will take place during MPLXFD’s business hours.
ARTICLE 7
TITLE

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

7.1Title. Title to all Products referenced hereunder is and will remain in the name of MPC and MPLXFD has and will have no title to or interest in said Products. Other than on MPC’s behalf as a part of its performance of FD Services in accordance with the requirements of this Agreement, MPLXFD will not create, incur or suffer to exist any pledge, security interest, lien, levy, or other encumbrance of or upon any such Products.

ARTICLE 8

INDEMNITY
8. 1Indemnification by MPC. MPC will protect, defend, indemnify and hold MPLXFD harmless from and against any and all (a) claims, demands, causes of action, liabilities, losses, reasonable attorneys’ fees or costs (collectively, the “Claims”) arising out of, resulting from, incident to, or in connection with MPC’s breach of this Agreement; or (b) Third Party Claims arising out of, resulting from, incident to, or in connection with the acts or omissions of MPC or MPLXFD, their respective employees, agents or subcontractors, or MPC’s third party authorized carriers or customers, except to the extent such Claims are caused by the negligent or intentional acts or omissions of MPLXFD, its employees, agents or subcontractors.
8. 2Indemnification by MPLXFD. MPLXFD will protect, defend, indemnify and hold MPC and its Affiliates harmless from and against any and all (a) Claims arising out of, resulting from, incident to, or in connection with MPLXFD’s breach of this Agreement, including exceeding its authority granted hereunder; or (b) Third Party Claims arising out of, resulting from, incident to, or in connection with the negligent or intentional acts or omissions of MPLXFD, its employees, agents or subcontractors.
8. 3Survival. Any indemnification granted in this Article 8 will survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Agreement.
8. 4Consequential Damages. In no event will either Party be liable to the other Party for special, indirect, consequential (including loss of profits), or punitive damages resulting from or arising out of this Agreement, regardless of cause.
ARTICLE 9
FORCE MAJEURE

9.1Force Majeure Events. As soon as possible upon the occurrence of a Force Majeure Event, a Party affected by such Force Majeure Event will provide the other Party written notice of the occurrence of such Force Majeure Event. In addition to the ratable reduction of Minimum Quarterly Volumes as provided in Section 5.3(a), some or all of the affected Party’s obligations (other than an obligation to pay any amounts due to the other Party, which will not be suspended under this Section 9.1) will be temporarily suspended during the occurrence of, and for the entire duration of, the Force Majeure Event, but only to the extent and for the duration that the Force Majeure Event prevents the Party from performing such suspended obligations.

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

9.2Obligation to Remedy Force Majeure Events. Each Party affected by a Force Majeure Event will take commercially reasonable steps to remedy the Force Majeure Event so that it may resume the full performance of its obligations under this Agreement within a reasonable period of time.
9.3Strikes and Lockouts. The settlement of strikes, lockouts and other labor disturbances will be entirely within the discretion of the affected Party and the requirement to remedy a Force Majeure Event within a reasonable period of time will not require the settlement of strikes or lockouts by acceding to the demands of an opposing Person when such course is inadvisable in the discretion of the Party having the difficulty.
ARTICLE 10
TERMINATION; NONE-EXCLUSIVE REMEDIES
10.1Default; Right to Terminate. As of and following the Effective Time:
(a)if either Party defaults in the prompt performance and observance of any of the material terms and conditions of this Agreement, and if such default continues uncured for 30 days or more after written notice thereof by the non-defaulting Party to the defaulting Party, or should either Party become insolvent, commence a case for liquidation or reorganization under the United States Bankruptcy Code (or become the involuntary subject of a case for liquidation or reorganization under the United States Bankruptcy Code, if such case is not dismissed within 30 days), be placed in the hands of a state or federal receiver or make an assignment for the benefit of its creditors, then the other Party will have the right, at its option, to terminate this Agreement immediately upon delivery of written notice to the defaulting Party;
(b)in the event of a default by MPC, the amounts accrued with respect to this Agreement will, at the option of MPLXFD, become immediately due and payable; and
(c)in the event of default by MPLXFD under this Agreement, MPC will have the right, at its option, to terminate this Agreement; provided that MPC will have paid MPLXFD amounts that have properly accrued under the Agreement to the date of such termination.
10.2Non-Exclusive Remedies. Except as otherwise provided in this Agreement, the remedies of MPLXFD and MPC provided in this Agreement will not be exclusive, but will be cumulative and will be in addition to all other remedies in favor of MPLXFD or MPC at law or in equity.

ARTICLE 11

MISCELLANEOUS

11.1Notice. Except as otherwise indicated herein and until otherwise specified, notices and other communication to each Party will be addressed as follows:
MPC:

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Marathon Petroleum Company LP
539 South Main Street
Findlay, Ohio 45840
Attention: General Counsel

MPLXFD:

MPLX Fuels Distribution LLC
539 South Main Street
Findlay, Ohio 45840
Attention: President

Any notice required or permitted hereunder will be deemed given (a) 3 days after being deposited in the U.S. Mail as registered or certified mail, return receipt requested, postage prepaid, and (b) when received if delivered by recognized commercial courier or next business day delivery and addressed to the Party to whom the notice is being given at the address set forth above for such Party.
11.2Dispute Resolution. Any dispute between the Parties in connection with this Agreement will be resolved in accordance with the dispute resolution procedures set forth in Schedule 11.2; provided that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and to avoid irreparable injury or to preserve the status quo ante.
11.3Assignment. This Agreement will be binding upon and will inure to the benefit of MPLXFD and MPC and their respective successors and permitted assigns; provided, however, that neither Party will assign its rights or delegate its obligations under this Agreement, in whole or in part, without prior written consent of the other Party, except MPLXFD may make collateral assignments of this Agreement to secure working capital or other financing. Any assignment that is not undertaken in accordance with the provisions set forth in this Section 11.3 will be null and void ab initio. A Party making any assignment will promptly notify the other Party of such assignment, regardless of whether consent is required.
11.4Amendments. Except for updates to Schedule 5.1 expressly permitted hereunder, this Agreement will not be modified, in whole or in part, except by a written amendment signed by both Parties.
11.5No Third Party Rights. Nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person, including MPC customers, other than the Parties and their respective successors and permitted assigns.
11.6Compliance with Laws. This Agreement will be subject to, and the Parties will comply with, all valid and applicable Laws.
11.7Waiver. No waiver by either Party of any default of the other Party will operate as a waiver of any further or future default, whether of like or different character.

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

11.8Governing Law. This Agreement, and any dispute arising hereunder, will be governed by the Laws of the State of New York without regard to the conflict of laws provisions thereof to the extent such rules or principles would require or permit the application of the Laws of any other jurisdiction.
11.9Terms Severable. Any invalid or unenforceable provision will be adjusted rather than severed, if possible, to achieve the intent of the Parties under this Agreement and, unless it would materially alter the underlying intent of the Parties, the balance of this Agreement will not be affected thereby and will be enforced to the greatest extent permitted by Law.
11.10Schedules. The Schedules identified in this Agreement are hereby incorporated into this Agreement and will constitute a part of this Agreement. If there is any conflict between this Agreement and any Schedule, the provisions of the Schedule will control.
11.11Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and no oral promises, agreement or warranties affecting it and no prior or subsequent agreement adding to, altering or waiving any term, condition or provision hereof will be valid and enforceable unless in writing and similarly executed.
11.12Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts all of which together will constitute one agreement binding on each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy will be deemed to be an original, but all of them together will represent one and the same agreement.
11.13Headings. Headings of sections of this Agreement are provided for reference purposes only, are in no manner intended to be a part of the terms of this Agreement and will not affect the meaning or interpretation hereof.

[SIGNATURE PAGE FOLLOWS]

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement in duplicate as of the day and year first above written.

Marathon Petroleum Company LP
By:	MPC Investment LLC, its General Partner

By:	/s/ Donald C. Templin
Donald C. Templin, President

MPLX Fuels Distribution LLC

By:	/s/ Donald C. Templin
Donald C. Templin, President

*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 1.1 - Definitions
“Affiliates” means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with the referenced Person; provided that “Affiliates” of MPC will exclude MPLXFD and its direct or indirect subsidiaries and, provided further that, “Affiliates” of MPLXFD will exclude MPC and its direct or indirect parents and subsidiaries.
“Agreement” has the meaning set forth in the Preamble.
“Annual Volume Commitment” means the annual Sales commitment set forth on Schedule 5.1, as may be adjusted pursuant to Section 5.3 and be updated by MPC without formal amendment.
“Calendar Quarter” means a period of 3 consecutive Months beginning on the first day of each January, April, July and October.
“Claims” has the meaning set forth in Section 8.1.
“Company Operated Terminals” has the meaning set forth in the Recitals.
“Company Non-Operated Terminals” has the meaning set forth in the Recitals.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Deficiency Payment” has the meaning set forth in Section 6.1(b)(i).
“Dropdown Transaction” means any transaction pursuant to which any equity interests in MPLXFD are Transferred to MPLX LP or any of its wholly-owned Affiliates.
“Effective Time” means the date the Dropdown Transaction closes.
“Excess Sale” has the meaning set forth in Section 6.1(b)(ii).
“FD Services” has the meaning set forth in Section 4.1.
“Feedstock” means a raw material or processed oil, or a combination thereof, derived from natural gas or crude oil and subject to further processing or refining activities.
“Fees” has the meaning set forth in Section 6.1.
“Force Majeure Event” means an occurrence or event (a) not within the reasonable control of the affected Party; (b) which, by the exercise of reasonable diligence, the affected Party is or was unable to prevent; and (c) which, despite commercially reasonable efforts of the Parties, prevents MPLXFD from Selling at least the Minimum Quarterly Volume of Products during any Calendar Quarter.

Schedule 1.1
*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

“Gallon” means a volume of 231 cubic inches.
“Governmental Authority” means any government, any governmental administration, agency, instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.
“Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes and ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether now existing or hereafter coming into effect.
“Marks” has the meaning set forth in Section 3.2.
“Maximum Annual Volume” has the meaning set forth in Section 5.1.
“Minimum Quarterly Volume” has the meaning set forth in Section 5.1.
“Month” or “Monthly” means a calendar month commencing at 0000 hours on the first day thereof and running until, but not including, 0000 hours on the first day of the following calendar month, according to local time in Findlay, Ohio.
“Monthly Volumetric Fee” has the meaning set forth in Section 6.1(a).
“MPC” has the meaning set forth in the Preamble.
“MPLXFD” has the meaning set forth in the Recitals.
“Party” and “Parties” have the respective meanings set forth in the Preamble.
“Person” means an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association organization, labor union, or other entity or Governmental Authority, and will include any successor (by merger or otherwise) of such entity.
“Products” means any of the commodities included in the categories of commodities identified in Schedule 1.1(A), excluding any commodities within the categories that do not generate qualifying income as defined pursuant to IRC Section 7704(d)(1)(E) and accompanying Treasury Regulations.
“Proprietary Information” means any information in tangible or intangible form, whether or not protected or protectable by Law, that is either designated, treated, or would reasonably be understood to be proprietary or confidential by MPC or its Affiliates, whether or not marked. Proprietary Information will be deemed to include discoveries, ideas, intellectual property, inventions, trade secrets, concepts, designs, drawings, specifications, techniques, data, economic and financial forecasts, analysis, budgets, developments, processes, procedures, samples, “know-

Schedule 1.1
*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

how”, marketing techniques, sales materials, strategic plans, price lists, pricing policies, pricing factors, customer names, rates, proprietary processes and methodologies, customer-related information, and any other information MPLXFD would only encounter in pursuance of its business relationship with MPC hereunder. Proprietary Information does not include information that becomes or is generally available to the public other than as a result of MPLXFD’s disclosure or a direct or indirect breach of MPLXFD’s confidentiality obligation under this Agreement or information from a source other than MPC, its Affiliates or representatives, which source is not bound by a confidentiality agreement with MPC.
“Quarterly Deficiency Credit” has the meaning set forth in Section 6.1(b)(ii).
“Sale” means sales, as defined under accounting principles generally accepted in the United States, expressed in Gallons of Products and which, for the avoidance of doubt, are recorded in either (a) MPC’s refined product LIFO inventory pool or (b) MPC’s crude LIFO inventory pool.
“Sale Points” means Terminals, MPC refineries, marine docks, manufacturing facilities or other locations at which Sales occur.
“Sold”, “Sell” and “Selling” mean to enter into one or more Sales.
“Taxes” has the meaning set forth in Section 6.2.
“Term” has the meaning set forth in Section 2.1.
“Terminals” means, collectively, the Company Operated Terminals, the Company Non-Operated Terminals and the Third Party Terminals.
“Third Party Terminals” has the meaning set forth in the Recitals.
“Tiered Fee” has the meaning set forth in Section 6.1(a).
“Transfer” or “Transferred” means, with respect to all or any part of specified assets, or any interest therein, a direct or indirect, voluntary or involuntary sale (including a merger or consolidation), assignment, transfer, pledge, conveyance, exchange, bequest, devise, gift, or any other alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to all or any portion of such assets; provided, however, that any collateral assignments of the assets of MPLXFD to secure working capital or other financing will not constitute a “Transfer” hereunder.

Schedule 1.1
*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 1.1(A) - Products

Products Categories

•	Feedstocks

•	Gasolines

•	Heavy Fuel Oils

•	Light Distillates

•	Propane

•	Specialty products

Schedule 1.1(A)
*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 3.2 - Marks

Marks	Application	Regis. Number
E M POWERED BUYING WITH M MARATHON	78322761	2943717
E M POWERED MARKETING WITH M MARATHON	78322731	2901799
M Marathon and Design (CL39)	85425826	4167004
MARATHON & M Design	72132575	0743273
MARATHON & M Design	78091526	2649554
All trade dress owned by MPC or any of its Affiliates and used in connection with the foregoing Marks

Schedule 3.2
*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 5.1 - Volumes

Minimum Quarterly Volume	Volume (MM Gallons)
Q1	*****
Q2	*****
Q3	*****
Q4	*****
Annual Volume Commitment	*****
Maximum Annual Volume	*****

Schedule 5.1
*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 6.1(a) - Tiered Fees

Tier	Aggregate Sales (MM Gallons) for Calendar Quarter	Fee
1	Less than *****	***** *
2	Equal to or greater than *****	*****

*    With respect to any month in 2018, the Tier 1 fee will be *****. With respect to any month from January 1, 2019 and thereafter, the Tier 1 fee will be determined pursuant to the formula, rounded to the hundred-thousandths place: Tier 1 Feen = ***** (as used in this Schedule, the “Escalator Formula”), where:
(i)    Tier 1 Feen = Tier 1 Fee in contract year “n”;
(ii)    Tier 1 Feen-1 = Tier 1 Fee in contract year prior to contract year “n”;
(iii)    *****
*****
if “n” = 2020 or any year thereafter, *****
(iv)    *****
*****
*****
For the avoidance of doubt, Tier 2 fees will not escalate pursuant to the Escalator Formula. For purposes of the Escalator Formula, all references to the ***** which website address may be updated from time to time.

Within 90 days after each third anniversary of the Effective Time, either Party may request in writing an evaluation of the Escalator Formula. After such request is made, the Parties will cooperate to complete an evaluation by December 31 of the same year. If, based on the evaluation results, the Parties agree to modify the Escalator Formula, such modified Escalator Formula will be utilized beginning on January 1 of the following calendar year. If no timely request to evaluate the Escalator Formula is made or the Parties agree not to modify the Escalator Formula, the Escalator Formula from the prior calendar year will continue to be utilized.

Schedule 6.1(a)
*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 11.2 - Dispute Resolution Procedures

Any controversy, dispute or claim arising out of or relating to this Agreement (a “Dispute”) will be resolved in accordance with the following:
1.Mediation. If a Dispute cannot be settled by direct negotiations within sixty (60) days following delivery of a notice of such Dispute, any Party may initiate mandatory, non-binding mediation hereunder by giving the other Party a notice of mediation (a “Mediation Notice”). The mediator will be jointly appointed by the Parties and the mediation will be conducted in Findlay, Ohio, unless otherwise agreed to by the Parties. All costs and expenses of the mediator will be shared equally by the Parties. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties, will govern any mediation pursuant to this Section 1. Each Party will be represented by one or more senior representatives who will have authority to resolve any Disputes. If such Dispute has not been resolved within thirty (30) days after delivery of the Mediation Notice, then either Party may pursue litigation in accordance with Section 2.

2.Litigation.
(a)If the Dispute is not resolved pursuant to mediation in accordance with Section 1, either Party may bring an action or proceeding in respect of such Dispute, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Ohio in which event, each Party (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, and (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it. The foregoing consents to jurisdiction and service of process will not constitute general consents to service of process in the State of Ohio for any purpose except as provided herein and will not be deemed to confer rights on any Person other than the Parties.

(b)EACH PARTY ACKNOWLEDGES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(b).

Schedule 11.2
*Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.